Exhibit 99.1

MannKind Corporation Reports 2016 Second Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

VALENCIA, Calif., Aug. 08, 2016 — MannKind Corporation (Nasdaq:MNKD) (TASE:MNKD) today reported financial results for the second quarter and the six months ended June 30, 2016.

For the second quarter ended June 30, 2016, total operating expenses were $19.1 million as compared to $24.1 million for the same quarter in 2015. Research and development expenses were $4.3 million for the second quarter of 2016, a decrease of 44% compared to the second quarter of 2015, primarily due to a reduction in force in 2015 following the completion of Afrezza registration trials. Selling, general and administrative costs were $11.1 million for the second quarter of 2016, an increase of 5% compared to general and administrative costs for the second quarter of 2015, mainly due to sales and marketing expenses. Manufacturing of commercial product resumed in the second quarter of 2016, in preparation for the relaunch of Afrezza in the third quarter of 2016, resulting in the recognition of product manufacturing costs of $3.7 million for the three months ended June 30, 2016. With limited production and underutilization of the manufacturing facility in the same period of 2015, product manufacturing costs were $5.7 million for the second quarter of 2015 due to under absorbed labor and overhead.

For the first six months ended 2016, total operating expenses were $39.1 million, a decrease of 15% as compared to $45.8 million for the same period in 2015. Research and development expenses were $9.4 million for the six months ended June 30, 2016, a decline of 45% compared to the same period in 2015, primarily due to the reduction in force in 2015 and the transition from development to commercial activities. Selling, general and administrative expenses for the six months ended June 30, 2016 were $18.5 million, a decrease of 13% compared to the same period in 2015, primarily due to the reduction in force, reduced professional fees related to strategic planning activities and lower non-cash stock compensation expense in 2015, offset by increased sales and marketing expense in 2016. Product manufacturing costs were $11.2 million for the six months ended June 30, 2016, an increase of 47% compared to the same period in 2015, as manufacturing of commercial product resumed in preparation for the relaunch of Afrezza in the third quarter of 2016.

For the three months ended June 30, 2016, the Company earned $0.3 million under the Sanofi License Agreement, which is required to be applied as a prepayment against the balance owed under the Sanofi Loan Facility. As of June 30, 2016, the total amount owed to Sanofi is $70.3 million, which includes accrued interest of $4.3 million.

Included in net loss for the three and six months ended June 30, 2016 is the non-cash effect of a $5.3 million fair value adjustment of the warrant liability related to the registered direct public offering completed in May 2016.

The net loss for the second quarter of 2016 was $30.0 million, or $0.07 per share, based on 455.3 million weighted average shares outstanding, compared with to the net loss of $28.9 million, or $0.07 per share, based on 401.0 million weighted average shares outstanding for the second quarter of 2015. The number of common shares outstanding at June 30, 2016 was 477.7 million.

Cash and cash equivalents at June 30, 2016 were $63.7 million, compared to $27.7 million at March 31, 2016. In May 2016, the Company received net proceeds of $47.4 million upon completion of a registered direct public offering, $9.2 million from Sanofi for the sale of insulin inventory in connection with a contractual obligation upon termination of the Sanofi License Agreement, and $0.7 million from Connecticut as a Research & Development tax credit. Currently, $30.1 million remains available for borrowing under the amended loan arrangement with The Mann Group along with $50.0 million available under the ATM facility.

Conference Call and Presentation Webcast

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. To view and listen to the webcast, visit MannKind’s website at http://www.mannkindcorp.com and click on the “Q2 2016 MannKind Earnings Conference Call” link in the Webcast section of News & Events. To participate in the live call by telephone, please dial (888) 771-4371 or (847) 585-4405 and use the participant passcode: 41477572.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 4147 7572#. A replay will also be available on MannKind’s website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) (TASE:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	4,310	7,737	9,440	17,115
Selling, general and administrative	11,110	10,623	18,460	21,102
Product manufacturing	3,704	5,691	11,236	7,573

Total operating expenses	19,124	24,051	39,136	45,790

Loss from operations	(19,124)	(24,051)	(39,136)	(45,790)
Other (expense) income	(5,959)	(10)	(5,892)	1,403
Interest expense on note payable to principal stockholder	(721)	(721)	(1,443)	(1,435)
Interest expense on notes	(4,181)	(4,131)	(8,401)	(13,753)
Interest income	26	3	41	6

Net loss	(29,959)	(28,910)	(54,831)	(59,569)

Net loss per share — basic and diluted	$(0.07)	$(0.07)	$(0.12)	$(0.15)

Shares used to compute basic and diluted net loss per share	455,305	401,018	442,082	399,972

MannKind Corporation

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$63,733	$59,074
Inventory	2,866	—
Deferred costs from collaboration	22,742	13,539
Prepaid expenses and other current assets	1,423	4,041

Total current assets	90,764	76,654
Property and equipment — net	47,422	48,749
Other assets	1,248	1,009

Total	$139,434	$126,412

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,849	$15,599
Accrued expenses and other current liabilities	10,252	7,929
Facility financing obligation	75,452	74,582
Deferred sales from collaboration	17,680	17,503
Purchase commitment loss - current	20,986	12,475
Deferred payments from collaboration	144,431	140,231
Warrant liability	18,056	—

Total current liabilities	289,706	268,319
Note payable to related party	49,521	49,521
Sanofi loan facility and profit/loss share obligation	69,978	62,371
Senior convertible notes	27,623	27,613
Non-current purchase commitment loss	52,515	53,692
Other liabilities	16,668	15,225
Stockholders’ deficit	(366,577)	(350,329)

Total	$139,434	$126,412

Company Contact:

Rose Alinaya

SVP, Finance

661-775-5300

ralinaya@mannkindcorp.com